Exhibit 5.3

601 Lexington Avenue New York, New York 10022

(212) 446-4800 www.kirkland.com	Facsimile: (212) 446-4900

June 17, 2014

Exelon Corporation

10 South Dearborn Street

Chicago, Illinois 60603

Re:	23,000,000 Equity Units

Ladies and Gentlemen:

We are issuing this opinion letter in our capacity as special legal counsel to Exelon Corporation, a Pennsylvania corporation (the “Issuer”). This opinion letter is being delivered in connection with the issue and sale by the Issuer of 23,000,000 of the Issuer’s Equity Units (the “Equity Units”), pursuant to a Registration Statement on Form S-3ASR (No. 333-196220) originally filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on. May 23, 2014. Such Registration Statement, as amended or supplemented, is hereinafter referred to as the “Registration Statement.”

Each Equity Unit initially consists of a contract to purchase Exelon’s common stock in the future and a 1/20 undivided beneficial ownership interest in $1,000 principal amount of the Company’s 2.50% junior subordinated notes due 2024 (the “Notes”). The Notes are being issued under that certain Base Indenture dated as of June 17, 2014 (the “Base Indenture”) between the Company and The Bank of New York Mellon, N.A., as Trustee, as supplemented and amended by the First Supplemental Indenture dated as of June 17, 2014 (the “First Supplemental Indenture” and together with the Base Indenture, the “Indenture”) among the Company and the Trustee and are being offered to the public in accordance with an Underwriting Agreement, dated June 11, 2014 (the “Underwriting Agreement”), among the Company and the Underwriters named on Schedule 1 thereto. The Equity Units are being issued pursuant to the Purchase Contract and Pledge Agreement, dated as of June 17, 2014, among the Company and the Bank of New York Mellon, N.A., as Purchase Contract Agent, Collateral Agent, Custodial Agent and Securities Intermediary (the “Purchase Contract and Pledge Agreement”).

In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including (i) the certificate of incorporation, and bylaws of the Issuer, (ii) resolutions of the boards of directors of the Issuer with respect to the issuance of the Equity Units and the Notes, (iv) the Indenture, (v) the Registration Statement (vi) a form of the Equity Units and (vii) a form of the Notes.

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For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Issuer, and the due authorization, execution and delivery of all documents by the parties thereto other than the Issuer. As to any facts material to the opinions expressed herein that we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Issuer.

Our opinion expressed below is subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law affecting the enforcement of creditors’ rights generally, (ii) general principals of equity (regardless of whether enforcement is considered in a proceeding in equity or at law) and (iii) public policy considerations that may limit the rights of parties to obtain certain remedies.

1.	Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, we are of the opinion that (i) when the Equity Units have been duly authorized, executed and authenticated in accordance with the provisions of the Purchase Contract and Pledge Agreement, the Equity Units will be validly issued under the Purchase Contract and Pledge Agreement and binding obligations of the Issuer (ii) when the Notes have been duly authorized, executed and authenticated in accordance with the provisions of the Indenture, the Notes will be validly issued under the Indenture and binding obligations of the Issuer.

We hereby consent to the filing of this opinion as and exhibit to the Current Report on Form 8-K dated June 17, 2014. We also consent to the reference to our firm under the heading “Legal Matters” in the preliminary prospectus supplement and the prospectus supplement, which incorporate the Registration Statement by reference. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Our advice on every legal issue addressed in this letter is based exclusively on the internal law of the State of New York (the “Specified Laws”) and represents our opinion as to how that issue would be resolved were it to be considered by the highest court in the jurisdiction which enacted such law. The manner in which any particular issue relating to the opinions would be treated in any actual court case would depend in part on facts and circumstances particular to the case and would also depend on how the court involved chose to exercise the wide discretionary authority generally available to it. None of the opinions or other advice contained in this letter considers or covers any foreign or state securities (or “blue sky”) laws or regulations.

We have assumed that the Issuer has complied with the laws of the State of Pennsylvania and all other laws except to the extent of our advice set forth in paragraph number 1, above.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. This opinion speaks only as of the date hereof and we assume no obligation to revise or supplement this opinion.

We have also assumed that the execution and delivery of the Corporate Units, the Indenture and the Notes and the performance by the Issuer of their obligations thereunder do not and will not violate, conflict with or constitute a default under any agreement or instrument to which the Company is bound.

This opinion is furnished to you in connection with the filing of the Registration Statement and in accordance with the requirements of Item 601(b)(5)(i) of Regulation S-K promulgated under the Securities Act, and is not to be used, circulated, quoted or otherwise relied upon for any other purposes.

Yours very truly,

/s/ Kirkland & Ellis LLP

KIRKLAND & ELLIS LLP

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